EXHIBIT 10.59
RETENTION BONUS PROGRAM
MAXTOR CORPORATION
Purpose:
Maxtor and Seagate have entered into an acquisition agreement under which, if closed, would result in the acquisition of Maxtor by Seagate (the “Acquisition”). In order to retain employees whose dedication, notwithstanding the uncertainty accompanying the pending Acquisition, is important to Maxtor’s business, the Compensation Committee of the Board of Directors has adopted this Retention Bonus Program (the “Program”).
Eligibility and Notification:
Employees eligible to participate in the Program are those employees designated as eligible by the Chief Executive Officer. Such determinations shall be within the sole discretion of the Chief Executive Officer.
Employees designated as eligible to participate in the Program will be notified of that fact in writing promptly following such designation. Employees who are not so notified, will not be eligible to participate in the Program.
To remain eligible, participants must remain in active employment or on an approved leave of absence through the payment dates defined below except as provided below.
Bonus Target:
The amount of the bonus potentially payable to each participant in the Program will be determined by the Chief Executive Officer in his sole discretion. The written notification described in the previous section will set forth the amount of each participant’s “target” bonus.
Bonus Payments:
Subject to his/her continued employment in good standing with the Company through the applicable payment date, a bonus payment will be payable to each participant in the Program as follows: (a) 20% of his/her target bonus on the earlier of the first business day following July 1, 2006 or the date of the closing of the Acquisition (“First Payment”), and (b) 80% of his/her target bonus on the date that is six months after the date of the closing of the Acquisition (“Second Payment”). Payment amounts will be adjusted pro-rata for periods of approved leaves of absence based on the actual period of active employment relative to the entire payment period from the start and through the end of the period for each of the First Payment, and Second Payment, as applicable.
Following the date of the closing of the Acquisition, any remaining unpaid portion of a participant’s target bonus shall become immediately payable in a lump sum upon the first to occur of (i) the participant’s involuntary termination of employment by Maxtor (or its successor) other than for “Cause”, (ii) a reduction in the participant’s base salary rate by 10% or more in comparison to such participant’s base salary rate in effect immediately prior to such reduction; or (iii) the reassignment of the participant to a workplace that increases the participant’s regular one-way commute distance between the participant’s residence and workplace by more than 50 miles.
For purposes of this Plan, “Cause” means the occurrence of any of the following: (1) the participant’s theft, dishonesty, misconduct, breach of fiduciary duty for personal profit, or falsification of any documents or records of the Company Group; (2) the participant’s material failure to abide by the code of conduct or other policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct) of any member of the Company Group; (3) misconduct by the participant within the scope of Section 304 of the Sarbanes-Oxley Act of 2002 as a result of which Maxtor is required to prepare an accounting restatement; (4) the participant’s unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of a member of the Company Group (including, without limitation, the participant’s improper use or disclosure of confidential or proprietary information of a member of the Company Group); (5) any intentional act by the participant which has a material detrimental effect on reputation or business of a member of the Company Group; (6) the participant’s repeated failure or inability to perform any reasonable assigned duties after written notice from a member of the Company Group, and a reasonable opportunity to cure, such failure or inability; (7) any material breach by the participant of any employment, non-disclosure, non-competition, non-solicitation or other similar agreement between the participant and a member of the Company Group, which is not cured pursuant to the terms of such agreement; or (8) the participant’s conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs the participant’s ability to perform his or her duties with a member of the Company Group. The “Company Group” means Maxtor Corporation and each present or future parent and subsidiary corporation or other business entity thereof.
In the event of a participant’s involuntary termination other than for Cause by Maxtor prior to the Acquisition, such participant shall be entitled to receive any payments otherwise payable to such participant under the Program as if such participant had continued employment in good standing with the Company through the applicable payment date, subject to and consistent with the other terms of the Program.
All payments pursuant to the Program will be subject to applicable payroll withholding.
Program Termination:
The Program shall terminate and be of no further force or effect, and no bonuses shall become earned or payable hereunder, in the event that the Acquisition is cancelled/terminated.
Special Treatment of Parachute Payments:
The following provisions apply to payments and benefits provided pursuant to the Program or otherwise to Program participants who are deemed “disqualified individuals” within the meaning of Section 280G of the Internal Revenue Code (other than an individual who is a participant in the Company’s Executive Retention and Severance Plan, the treatment of whom shall be determined in accordance with such plan):
1. In the event that any payment or benefit received or to be received by a disqualified individual pursuant to the Program or otherwise (collectively, the “Payments”) would result in a “parachute payment,” as described in Section 280G, then, notwithstanding the other provisions of the Program, the amount of such Payments will be reduced to the amount that produces the greatest after-tax benefit to the disqualified individual.
2. The “greatest after-tax benefit” to any disqualified individual shall be determined by the Company in a fair and equitable manner within thirty days of the occurrence of the Payments.